Exhibit 2

                             clickNsettle.com, Inc.

PROPOSED AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED 1996 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN

Section 3 (b) of the Company's Amended and Restated 1996 Incentive and Nonqualified Stock Option plan is hereby amended as follows:

      Delete the number [2,500] and replace it with the number [15,000].

Section 4 (b) of the Company's Amended and Restated 1996 Incentive and Nonqualified Stock Option plan is hereby amended as follows:

      Delete [one million (1,000,000)] and replace it with [seven million, five hundred thousand (7,500,000)].


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